SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


                                  FORM 8-A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                           EVEREST RE GROUP, LTD.
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           (Exact Name of Registrant as Specified in Its Charter)


            Bermuda                                    Not Applicable
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


                c/o ABG Financial & Management Services Inc.
              Parker House, Wildey Road, St. Michael, Barbados
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            (Address of Principal Executive Offices) (Zip Code)


If this form relates to the              If this form relates to the
registration of a class of               registration of a class of securities
securities pursuant to Section           pursuant to Section 12(g) of the
12(b) of the Exchange Act and is         Exchange Act and is effective
effective pursuant to General            pursuant to General Instruction
Instruction A.(c), please check          A.(d), please check the
the following box. |X|                   following box. |_|


Securities Act registration statement file number to which this form relates: 333-87361

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                 Name of Each Exchange on Which
         to be so Registered                 Each Class is to be Registered
         -------------------                 -------------------------------

Common shares, par value $0.01 per share          New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:


                                    None
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                              (Title of Class)

Item 1.  Description of Registrant's Securities to Be Registered

         A complete description of the common shares, par value $0.01 per share, of the Registrant is contained under the caption "DESCRIPTION OF EVEREST GROUP SHARE CAPITAL--Common Shares" in the Proxy Statement/Prospectus forming a part of the Form S-4 Registration Statement, as amended (File No. 333-87361), filed by the Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. Such description is hereby incorporated by reference.

         Effective as of 12:01 a.m. on February 24, 2000, Everest Reinsurance Holdings, Inc. ("Holdings"), a Delaware corporation whose common stock was registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), completed a corporate restructuring whereby it became the wholly owned subsidiary of the Registrant. The restructuring was effected pursuant to an Agreement and Plan of Merger among Holdings, the Registrant and Everest Re Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Registrant. The Agreement and Plan of Merger provided, among other things, for the merger of Everest Re Merger Corporation with and into Holdings, with Holdings as the surviving corporation. The stockholders of Holdings approved the merger and restructuring at a special meeting of stockholders held on February 23, 2000. By virtue of the merger, each issued and outstanding share of common stock of Holdings was automatically converted into one common share of the Registrant. As a result, each holder of common stock of Holdings became the owner of the same number of common shares of the Registrant as the number of shares of Holdings common stock owned by such stockholder prior to the merger. Pursuant to Rule 12g-3(a) under the Exchange Act, the Registrant's common shares are deemed to be registered under Section 12(b) of the Exchange Act as of the effective time of the merger on February 24, 2000. The Registrant has also assumed all registration statements and reports filed under the Exchange Act by Holdings prior to the merger. However, the Registrant is filing this Registration Statement on Form 8-A because the Registrant has been advised by the Information and Analysis Section of the Commission's Division of Corporation Finance that without filing a Registration Statement on Form 8-A, the Registrant cannot obtain a Commission File Number for the purpose of filing future reports pursuant to Sections 13 and 15(d) of the Exchange Act.

Item 2.  Exhibits

         Not applicable.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:    March 8, 2000

                                  EVEREST RE GROUP, LTD.


                                  By:   /s/ Janet J. Burak
                                       ---------------------------
                                  Name:  Janet J. Burak
                                  Title: Senior Vice President, General Counsel
                                              and Secretary